Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Tellabs, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated January 21, 2004, with respect to the consolidated financial statements of Tellabs, Inc. included in its Annual Report (Form 10-K) for the year ended January 2, 2004, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
June 18, 2004